TeleCommunication Systems Reports Second Quarter 2013 Results

ANNAPOLIS, Md., July 25, 2013 /PRNewswire/ -- TeleCommunication Systems, Inc. (TCS) (NASDAQ: TSYS), a world leader in highly reliable and secure mobile communication technology, reported results for the second quarter ended June 30, 2013.

Second Quarter 2013 Results Compared to the Same Year-ago Quarter

  Revenue was $92.8 million, down 19% due mainly to lower government pass-through sales. Gross profit was up 4% to $35.9 million.
  Adjusted EBITDA (earnings before interest, taxes, depreciation, amortization, and amortization of non-cash stock-based compensation) was $6.9 million, down 17% from $8.4 million (see discussion about the presentation of adjusted EBITDA and adjusted net income, both non-GAAP terms, below).
  Adjusted net loss was $(0.01) per diluted share versus adjusted net income of $0.03 per diluted share in Q2 2012.
  GAAP net loss was $(0.03) per diluted share compared to $(1.91) per diluted share in the same year-ago quarter. Q2 2012 GAAP net loss included a pre-tax, non-cash goodwill and other intangibles impairment charge of $125.7 million related to a 2009 acquisition.

Second Quarter 2013 Operational and Financing Highlights

  Added 51 patents to company portfolio, including 37 wireless location patents acquired and 14 newly awarded patents for innovations in messaging, wireless data, mobile devices, public safety, GIS/mapping, and solid state drive technologies. This brings the company's total patent count to 328 worldwide.
  Received notice of a 2-year $20 million IT outsource contract award from the City of Baltimore, with three option years.
  Closed on a new $130 million senior credit facility through 2018 at low prevailing interest rates, including a $43.5 million Delayed Draw Term Loan to be used to refinance remaining 4.5% Convertible Senior Notes due in 2014.
  Exchanged $50 million in aggregate principal of the company's outstanding 4.5% Convertible Senior Notes due in 2014 for 7.75% Convertible Senior Notes due in June 2018. Subsequent to quarter end, the company retired an additional $9.9 million of the 2014 notes using available cash, leaving $33.6 million of 2014 notes outstanding.

Management Comments

"We realized continued growth in Commercial and Government services revenue led by our cyber security, C4ISR, Nextgen 9-1-1, and emergency preparedness solutions in the quarter, while government systems volume was lower as expected," said Maurice B. Tose, TCS chairman and CEO. "Our Government team continues to execute on a growing pipeline of C4ISR and cyber security opportunities, and related mission-critical areas of federal government spending. Our expanded prime contractor footprint enhances our growth prospects in these areas which are least-affected by federal spending cuts, and we expect seasonally higher federal spending in the second half of this year.

"Our Government and Commercial credentials support opportunities in both markets, as expertise in cyber security and securing sensitive communications is increasingly important to network operators and individuals using mobile devices. Along those lines, Commercial systems volume in the year to date is up, driven by Nextgen 9-1-1 infrastructure deployments for state and local governments and progress in monetizing our portfolio of protected intellectual property, which continues to grow.

"TCS expanded this portfolio by 51 patents during the quarter. The company took advantage of an opportunity to substantially deepen our wireless location-based services patent portfolio through a small technology tuck-in. Our team of best-in-class scientists and engineers continues to create and monetize leading technologies in the areas of wireless communications, public safety, location-based services and ruggedized solid-state drives. We are initiating additional licensing and partnership arrangements to maximize the patent portfolio's value. We believe there is an expanding world of opportunities to leverage our proven leadership in delivering highly reliable and secure mobile communication technology, which is supported by our portfolio of 328 patents and other intellectual property worldwide."

Summary of Adjusted EBITDA and Adjusted Net Income and Reconciliation to Net Loss

($000 except EPS)	Quarter ended June 30,
	2013	2012
	(unaudited)

Revenue	$ 92,842	$ 114,622
Adjusted EBITDA	$ 6,933	$ 8,369
Non-cash charges [1]	(7,891)	(133,139)
Loss from operations	(958)	(124,770)
Interest and other expense	(3,562)	(1,899)
Tax benefit	2,649	15,552
Net loss	$ (1,871)	$(111,117)
Net loss per share - diluted	$ (0.03)	$ (1.91)

Net loss	$ (1,871)	$(111,117)
Impairment of goodwill and long-lived assets	-	125,703
Amortization of non-cash stock-based compensation expense	1,339	1,938
Amortization of acquired intangible assets	1,143	715
Amortization of deferred financing fees	1,440	190
Non-cash tax benefit	(2,741)	(15,867)
Adjusted net income (loss)	$ (690)	$ 1,562
Adjusted net income (loss) per share - diluted	$ (0.01)	$ 0.03

[1]Non-cash charges are depreciation/amortization of property and equipment, acquired intangible assets, capitalized software development costs, non-cash stock-based compensation expense, and impairment of goodwill and long-lived assets.

Second Quarter 2013 Financial Highlights

Revenue and Gross Profit (unaudited):

($millions)	Three months ended June 30,
	Government			Commercial			Total
	2013	2012	Incr. (Decr.)	2013	2012	Incr. (Decr.)	2013	2012	Incr. (Decr.)
Revenue
Services	$ 33.5	$ 32.7	$ 0.8	$ 38.1	$ 37.8	$ 0.3	$ 71.6	$ 70.5	$ 1.1
Systems	17.0	40.8	(23.8)	4.2	3.3	0.9	21.2	44.1	(22.9)
Total revenue	$ 50.5	$ 73.5	$ (23.0)	$ 42.3	$ 41.1	$ 1.2	$ 92.8	$ 114.6	$ (21.8)

Gross profit
Gross profit-services	$ 8.9	$ 8.4	$ 0.5	$ 23.0	$ 21.5	$ 1.5	$ 31.9	$ 29.9	$ 2.0
As % of revenue	27%	26%		60%	57%		45%	42%
Gross profit-systems	3.9	4.1	(0.2)	0.1	0.5	(0.4)	4.0	4.6	(0.6)
As % of revenue	23%	10%		2%	15%		19%	10%
Total gross profit	$ 12.8	$ 12.5	$ 0.3	$ 23.1	$ 22.0	$ 1.1	$ 35.9	$ 34.5	$ 1.4
As % of revenue	25%	17%		55%	54%		39%	30%

(Gross Profit = revenue minus direct cost of revenue, including amortization of capitalized software development costs and related non-cash stock-based compensation.)

Government Segment Revenue and Gross Profit:

Government segment revenue in the second quarter of 2013 was down from 2012 due mainly to less low-margin pass-through revenue than the second quarter of 2012. Government gross profit was up 2% to $12.8 million or 25% of revenue from $12.5 million or 17% of revenue in the same year-ago period.

Government services revenue was up 2% to $33.5 million, and its gross profit was up 6% to $8.9 million or 27% of revenue from $8.4 million or 26% of revenue in the same year-ago period, reflecting higher volume from field support, cybersecurity, and in-building wireless business, and a more favorable business mix in the period.

Government systems revenue was $17.0 million compared to $40.8 million in Q2 2012, down mainly due to lower non-recurring, low margin pass-through revenue than in 2012, as well as to contract funding delays associated with federal procurement processes. Government systems gross profit was down 5% to $3.9 million or 23% of revenue from $4.1 million or 10% of revenue in the second quarter of 2012, reflecting the absence of the 2012 pass-through revenue.

Commercial Segment Revenue and Gross Profit:

Commercial segment revenue in the second quarter of 2013 was $42.3 million, up 3% from $41.1 million in the same year-ago period, and its gross profit was $23.1 million or 55% of revenue, up 5% from $22.0 million or 54% of revenue in the same year-ago quarter.

Commercial services revenue was up 1% to $38.1 million from $37.8 million in the same year-ago period. Commercial services gross profit was up 7% to $23.0 million or 60% of revenue from $21.5 million or 57% of revenue in Q2 2012, due to growth in location platforms and applications, including software development for a wireless platform company.

Commercial systems revenue was up 27% to $4.2 million from $3.3 million in Q2 2012 driven by higher next-generation 9-1-1 deployment project revenue, mainly associated with the purchase of microDATA in the third quarter of 2012. Gross margins after amortization of capitalized software development cost were modest in both periods.

Operating Costs and Expenses:

R&D: Second quarter 2013 R&D expense was $9.3 million (10% of revenue) compared to $8.9 million (8% of revenue) in the same year-ago quarter. TCS continues to invest in 9-1-1 applications, secure communications technology, and infrastructure and applications for network operators and the telematics supply chain, and to patent our developers' innovations.

SG&A: Second quarter 2013 selling, general and administrative expense was $22.7 million (25% of revenue), up 11% from $20.6 million (18% of revenue) in the second quarter 2012. The increase reflects increased spending on the security and operations of internal data networks, increased costs associated with the 2012 acquisition of microDATA, and intellectual property monetization efforts.

Non-cash charges: Second quarter 2013 non-cash charges to operating profit were $7.9 million, compared to $133.1 million in the same year-ago quarter. Q2 2012 non-cash charges to operating profit included a pre-tax, non-cash goodwill and other intangibles impairment charge of $125.7 million related to a 2009 acquisition.

Income Taxes:

For the second quarter of 2013, the company recorded a $2.6 million income tax benefit against the pre-tax $4.5 million GAAP loss. The unusual effective tax rate results mainly from the tax treatment of the original issue discount associated with 2009 convertible debt which was partially refinanced during the second quarter of 2013 through a $50 million exchange.

Liquidity and Capital Resources:

At June 30, 2013, TCS had $72.9 million of cash, equivalents and marketable securities, up from $57.5 million at the beginning of the quarter. Funds were generated in the quarter from $6.9 million in adjusted EBITDA, $56.5 million borrowed against our new senior credit facility, and an $8.2 million decrease in working capital. Uses of cash during the quarter were $47 million for debt repayments, $6.4 million for capital expenditures including software development, and $2.8 million for cash interest, cash taxes, and other expenses. At the end of the quarter, the company had approximately $103 million of available liquidity, including $30 million of unused borrowing availability under its bank credit line.

Intellectual Property:

TCS was issued and acquired 51 U.S. patents during the second quarter of 2013, bringing the quarter-end patent portfolio to 328 patents issued in the U.S. and abroad, and almost 400 patent applications pending.

Backlog:

	3/31/2013	New Orders	Revenue	6/30/2013
($millions)
Commercial Funded Contract Backlog	$ 225.7	$ 40.6	$ (42.3)	$ 224.0
Government Funded Contract Backlog	$ 83.4	$ 48.2	$ (50.5)	$ 81.1
Total Funded Contract Backlog	$ 309.1	$ 88.8	$ (92.8)	$ 305.1
Un-funded Customer Options	$ 758.1	$ (10.8)	$ -	$ 747.3
Total Backlog	$ 1,067.2	$ 78.0	$ (92.8)	$ 1,052.4

Funded contract backlog on June 30, 2013 was $305.1 million, of which the company expects to recognize approximately $195 million in the next 12 months.

Funded contract backlog represents contracts for which fiscal year funding has been appropriated by the company's customers (mainly federal agencies); and for hosted services (mainly for wireless carriers), backlog for which is computed by multiplying the most recent month's contract or subscription revenue times the remaining months under existing long-term agreements, which is the best available information for anticipating revenue under those agreements. Total backlog, as is typically measured by government contractors, includes orders covering optional periods of service and/or deliverables, but for which budgetary funding may not yet have been approved, and could expire unused. The company's backlog at any given time may be affected by a number of factors, including the availability of funding, contracts being renewed, or new contracts being signed before existing contracts are completed. The timing and amounts of government contract funding may be adversely affected by federal budget policy decisions like handling of sequestration and can lead to delays in procurement of our products and services due to lack of funding. Some of the company's backlog could be canceled for causes such as late delivery, poor performance and other factors. Accordingly, a comparison of backlog from period to period is not necessarily meaningful and may not be indicative of eventual actual revenue.

Conference Call

TCS will hold a conference call later today (July 25, 2013) to discuss these financial results. The company's chairman and CEO, Maurice B. Tose, and senior vice president and CFO, Tom Brandt, will host the call starting at 5:00 p.m. Eastern time. A question and answer session will follow management's presentation.

To participate, please dial the appropriate number 5-10 minutes prior to the start time and ask for the "TeleCommunication Systems conference call."

Dial-In Number: 1-877-941-4774
International: 1-480-629-9760
Conference ID: 4630698

The conference call will be broadcast simultaneously via a link available in the Investors section of the company's website at www.telecomsys.com. For the webcast, please access the link at least 15 minutes prior the call in order to register and install any necessary audio software. If you have any difficulty connecting with the conference call or webcast, please contact Liolios Group at 1-949-574-3860.

A replay of the call will be available after 8:00 p.m. Eastern time on the same day through August 8, 2013 via the same website link as well as by phone:

Toll-Free Replay Number: 1-877-870-5176
International Replay Number: 1-858-384-5517
Replay PIN Number: 4630698

About TeleCommunication Systems, Inc.

TeleCommunication Systems, Inc. (TCS) (NASDAQ: TSYS) is a world leader in highly reliable and secure mobile communication technology. TCS infrastructure forms the foundation for market leading solutions in E9-1-1, text messaging, commercial location and deployable wireless communications. TCS is at the forefront of new mobile cloud computing services providing wireless applications for navigation, hyper-local search, asset tracking, social applications and telematics. Millions of consumers around the world use TCS wireless apps as a fundamental part of their daily lives. Government agencies utilize TCS' cyber security expertise, professional services, and highly secure deployable satellite solutions for mission-critical communications. Headquartered in Annapolis, MD, TCS maintains technical, service and sales offices around the world. To learn more about emerging and innovative wireless technologies, visit www.telecomsys.com.

About the Presentation of Adjusted EBITDA

Prior to the second quarter of 2013, TCS reported "EBITDA" defined exactly as the "adjusted EBITDA" in this release. For additional clarity, the company will henceforth use the term "adjusted EBITDA" instead of the term "EBITDA" since the company excludes amortization of non-cash stock-based compensation from the reported amounts.

Adjusted EBITDA is not a financial measure calculated and presented in accordance with U.S. generally accepted accounting principles (GAAP) and should not be considered as an alternative to net income, operating income or any other financial measures so calculated and presented, nor as an alternative to cash flow from operating activities as a measure of liquidity. The company defines adjusted EBITDA as net income/(loss) before (1) depreciation and amortization of property and equipment: (2) amortization of non-cash stock-based compensation expense; (3) amortization of capitalized software development costs;(4) amortization of acquired intangible assets; (5) interest and other income (expense); (6) amortization of deferred financing fees; (7) provision (benefit) for income taxes; and (8) impairment of goodwill and long-lived assets and patent gains, if applicable. Other companies (including competitors) may define adjusted EBITDA differently. The company presents adjusted EBITDA because management believes it to be an important supplemental measure of performance that is commonly used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. Management also uses this information internally for forecasting and budgeting. It may not be indicative of the historical operating results of TCS nor is it intended to be predictive of potential future results. Investors should not consider adjusted EBITDA in isolation or as a substitute for analysis of the company's results as reported under GAAP. See "Summary of Adjusted EBITDA and Adjusted Net Income and Reconciliation to Net Income/(Loss)" above for further information on this non-GAAP measure.

About the Presentation of Adjusted Net Income

Adjusted net income is not a financial measure calculated and presented in accordance with GAAP and should not be considered as an alternative to net income, operating income or any other financial measures so calculated and presented, nor as an alternative to cash flow from operating activities as a measure of liquidity. Adjusted net income is defined as GAAP net income/(loss) adjusted for (1) impairment of goodwill and long-lived assets, and patent gains, if applicable; (2) amortization of non-cash stock-based compensation expense; (3) amortization of acquired intangible assets; (4) amortization of deferred financing fees; and (5) non-cash tax expense/(benefit). TCS has provided adjusted net income in addition to GAAP financial results because management believes this non-GAAP measure helps provide a consistent basis for comparison between quarters and fiscal year growth rates that are not influenced by certain non-cash charges and credits or items not part of our ongoing operations, and is helpful in understanding the underlying operating results. See "Summary of Adjusted EBITDA and Adjusted Net Income and Reconciliation to Net Income/(Loss)" above for further information on this non-GAAP measure.For adjusted net income diluted per share calculations, the convertible debt is treated as debt and is assuming no conversion.

Forward-looking Statements

This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended. These statements are based upon TCS' current expectations and assumptions that are subject to a number of risks and uncertainties that would cause actual results to differ materially from those anticipated. The words, "believe," "expect," "intend," "anticipate," "should," "prospect," and variations of such words and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward-looking. Statements in this announcement that are forward-looking include, but are not limited to statements that are made in the commentary sections and by Mr. Tose that (a) we have a growing pipeline of C4ISR and cyber security opportunities, and related mission-critical areas of federal government spending; (b) our credentials support opportunities in both government and commercial markets; (c) we believe there is an expanding world of opportunities to leverage our mobile communication technology; (d) we have unused borrowing availability under our bank credit line; and (f) we expect to recognize $195 million of our backlog in the next twelve months.

Additional risks and uncertainties are described in the company's filings with the Securities and Exchange Commission (SEC). These include without limitation risks and uncertainties relating to the company's financial results and the ability of the company to (i) sustain profitability, (ii) accurately assess impairment triggering events related to our intangibles, including goodwill; (iii) continue to rely on its customers and other third parties to provide additional products and services that create a demand for its products and services, and to do so at prices that will allow us to continue to fund our operations, (iv) conduct its business in foreign countries, (v) adapt and integrate new technologies into its products and adequately expand its data centers and data delivery systems, (vi) expand its sales and business offerings in the wireless communications industry, (vii) develop software and provide services without any errors or defects and with adequate security threat protections, (viii) protect its intellectual property rights, (ix) have sufficient capital resources to fund its operations, (x) not incur substantial costs from product liability and IP infringement claims and indemnification demands relating to its software, (xi) implement its sales and marketing strategy, and (xii) successfully integrate the assets and personnel obtained in its acquisitions and investments. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The company undertakes no obligation to update or revise the information in this press release, whether as a result of new information, future events or circumstances, or otherwise.

TeleCommunication Systems, Inc.
Condensed Consolidated Balance Sheets

	June 30,	December 31,
(amounts in $000)	2013	2012
	(unaudited)
Assets
Current assets:
Cash, equivalents, and marketable securities	$ 72,862	$ 51,498
Accounts receivable, net	54,669	83,013
Unbilled receivables	20,854	23,095
Inventory	13,668	11,084
Deferred income tax assets	13,261	9,813
Deferred project costs and other current assets	15,159	15,394
Total current assets	190,473	193,897

Property and equipment, net	50,168	49,270
Software development costs, net	17,044	18,929
Acquired intangible assets, net	23,887	26,172
Goodwill	112,450	112,450
Noncurrent deferred tax assets	6,233	6,233
Other assets	8,798	6,761
Total assets	$ 409,053	$ 413,712

Liabilities and stockholders' equity
Current liabilities:
Accounts payable and accrued expenses	$ 52,620	$ 56,109
Deferred revenue	25,897	26,527
Current portion of bank borrowings and capital leases	12,554	28,657
Total current liabilities	91,071	111,293

Notes payable and capital leases, less current portion	154,880	138,939
Other liabilities	1,331	2,378

Total stockholders' equity	161,771	161,102
Total liabilities and stockholders' equity	$ 409,053	$ 413,712

TeleCommunication Systems, Inc.
Consolidated Statements of Operations
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
($000 except EPS)	2013	2012	2013	2012

Revenue
Services	$ 71,591	$ 70,539	$ 145,109	$ 142,887
Systems	21,251	44,083	42,527	71,770
Total revenue	92,842	114,622	187,636	214,657

Direct costs of revenue
Direct cost of services revenue	39,722	40,641	81,523	84,882
Direct cost of systems	17,213	39,455	34,725	60,859
Total direct cost of revenue	56,935	80,096	116,248	145,741

Services gross profit	31,869	29,898	63,586	58,005
As a % of revenue	45%	42%	44%	41%
Systems gross profit	4,038	4,628	7,802	10,911
As a % of revenue	19%	10%	18%	15%
Total gross profit	35,907	34,526	71,388	68,916
Total gross profit as a % of revenue	39%	30%	38%	32%

Operating expenses
Research and development expense	9,321	8,931	17,847	17,593
Sales and marketing expense	7,712	7,598	15,761	15,103
General and administrative expense	15,080	12,978	28,728	25,345
Depreciation and amortization of property and equipment	3,609	3,371	7,117	6,810
Amortization of acquired intangible assets	1,143	715	2,285	2,089
Impairment of goodwill and long-lived assets	-	125,703	-	125,703
Total operating expenses	36,865	159,296	71,738	192,643

Loss from operations	(958)	(124,770)	(350)	(123,727)

Interest expense	(2,109)	(1,637)	(3,953)	(3,279)
Amortization of deferred financing fees	(1,440)	(190)	(1,737)	(378)
Other income (expense), net	(13)	(72)	(108)	32
Loss before income taxes	(4,520)	(126,669)	(6,148)	(127,352)

Benefit for income taxes	2,649	15,552	3,448	15,866
Net loss	$ (1,871)	$(111,117)	$ (2,700)	$(111,486)

Net loss per share - basic and diluted	$ (0.03)	$ (1.91)	$ (0.05)	$ (1.93)

Weighted average shares used in calculation - basic and diluted	58,461	58,059	58,517	57,767

(Logo: http://photos.prnewswire.com/prnh/20120503/PH99996LOGO )

Company Contacts:
Tom Brandt	Graham Sorkin	Scott Liolios
Senior Vice President and CFO	Media Contact	Investor Relations
TeleCommunication Systems, Inc.	Nadel Phelan, Inc.	Liolios Group, Inc.
Tel 410-280-1001	Tel 831-440-2406	Tel 949-574-3860
tbrandt@telecomsys.com	graham@nadelphelan.com	info@liolios.com